Exhibit 4.1

THIRD AMENDMENT TO
BROWN JORDAN INTERNATIONAL, INC.
INDENTURE DATED AS OF AUGUST 24, 1999

     THIS THIRD AMENDMENT TO INDENTURE, dated as of February 23, 2005 (the “Third Amendment”), is between Brown Jordan International, Inc., a Florida corporation f/k/a Winsloew Escrow Corp. (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, as trustee (the “Trustee”).

W I T N E S S E T H:

     WHEREAS, the Company and the Trustee entered into that certain Indenture dated as of August 24, 1999 (the “Original Indenture”) related to the issuance of the Company’s 12 3/4% Senior Subordinated Notes due 2007 (the “Notes”), which Indenture was supplemented by that certain Supplemental Indenture dated as of August 27, 1999 among the Company, the Guarantors parties thereto and the Trustee (the “First Supplemental Indenture”), as further supplemented by that certain Supplemental Indenture dated as of May 8, 2001 among the Company, the Guarantors parties thereto and the Trustee (the “Second Supplemental Indenture”), as further amended by that certain Amendment to Indenture dated as of March 17, 2003 between the Company and the Trustee (the “First Amendment”), as further amended by that certain Second Amendment to Indenture dated as of March 16, 2004 between the Company and the Trustee (the “Second Amendment”). The Original Indenture, as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the First Amendment and the Second Amendment shall be referred to herein as the “Indenture”;

     WHEREAS, the Company has requested that the Trustee execute and deliver this Third Amendment;

     WHEREAS, Section 9.02 of the Indenture provides that, subject to certain restrictions, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class, the Company (when authorized by a resolution of its Board of Directors) and the Trustee may enter into an amendment or supplement to the Indenture;

     WHEREAS, the Holders of not less than a majority in principal amount of the Notes outstanding, as determined in accordance with Section 2.09 of the Indenture, have duly consented to the proposed modifications set forth in this Third Amendment in accordance with Section 9.02 of the Indenture;

     WHEREAS, in accordance with Section 9.02 of the Indenture, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of resolutions of the Board of Directors of the Company, certified by the Secretary or an Assistant Secretary of the Company, authorizing the execution, delivery and performance of this Third Amendment, (ii) evidence of the written consent of the Holders authorizing the amendments contained herein, and (iii) an opinion of the Company’s counsel and an Officers’ Certificate regarding this Third Amendment;

     WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Amendment and to make this Third Amendment valid and binding have been complied with or have been done or performed; and

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto, intending to be legally bound hereby, agree as follows.

     1. Incorporation of Terms and Definitions. Unless otherwise defined herein, all terms used in this Third Amendment shall have the meanings ascribed to such terms in the Indenture; and all references hereafter made to the Indenture shall include the amendments and modifications effected pursuant to the terms of this Third Amendment.

     2. Amendments and Modifications to Indenture. The Indenture is hereby amended and modified as follows (all references to sections or subsections being the applicable sections or subsections of the Indenture), and all such amendments and modifications are deemed to be incorporated into the other documents executed in connection with the Indenture to the extent applicable:

          2.1 The definition of “Senior Credit Facility” contained in Section 1.01 of the Indenture is hereby amended and restated to read in its entirety as follows (new language underlined):

     “Senior Credit Facility” means that certain Loan and Security Agreement, dated as of March 31, 2004, as amended, by and among Brown Jordan International, Inc., the lenders party thereto, the agents and arrangers party thereto, and GMAC Commercial Finance LLC, as agent, and that certain Purchase and Security Agreement dated as of March 31, 2004 among Brown Jordan International, Inc., WLFI Holdings, Inc., the Guarantors named therein, the Purchasers named therein and The Bank of New York, as Collateral Agent, including in each case any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, supplemented, extended, renewed, replaced, refinanced or restructured from time to time, whether represented by one or more agreements and whether one or more Restricted Subsidiaries are added or added or removed as borrowers or Guarantors thereunder or as parties thereto.”

          2.2 Section 4.03(a) of the Indenture is hereby amended and restated to read in its entirety as follows (new language underlined):

     “(a) So long as any Notes are outstanding, the Company will furnish to the Holders of Notes:

     (i) within 30 days after the end of each month (including the last month of a fiscal year), an unaudited balance sheet of the Company and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of the Company and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring quarterly and year-end adjustments that individually and in the aggregate are not material to the business of the Company and its Subsidiaries. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow (A) shall set forth a comparison of the figures for the current fiscal period and for the current year-to-date with figures for the same fiscal period and year-to-date period of the immediately preceding fiscal year, and (B) include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries;

     (ii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act; and

     (iii) as soon as available (but in any event within ninety (90) days after the end of the fiscal year), a report containing, in all material respects, all annual information that would be required to be contained in a filing with the SEC on Form 10-K pursuant to the SEC’s rules and regulations as in effect at the time of the publication of such report (“SEC Rules”) if the Company were required to file such form (including any information that would be required to be filed as exhibits to a Form 10-K, except that the report need not include any certifications required under the Sarbanes-Oxley Act of 2002, or any SEC Rules adopted pursuant thereto), including a report on the Company’s financial statements by the Company’s certified independent accountants and a “Management’s Discussion and Analyses of Financial Condition and Results of Operation” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries for and as of the end of that fiscal year.

provided, however, that (a) such financial statements may not be accompanied by and may not contain any certifications or disclosures concerning internal controls of the Company or any of its Subsidiaries, and (b) any auditor’s opinion which may accompany any financial statements may not include the attestations required under Section 404 of the Sarbanes-Oxley Act of 2002 or any SEC Rules adopted pursuant thereto.

     At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, the Company will furnish to the Holders of Notes, prospective investors and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to the extent the Notes are not freely tradable under the Securities Act.

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     The Company shall maintain a non-public website to which Holders of Notes, prospective investors and securities analysts are given access and to which such information is posted. Included on such website with each posting shall be an Officers’ Certificate addressed to the Holders, in substantially the same form as the Officers’ Certificate required to be delivered to the Trustee pursuant to Section 4.04(a) hereof. The Company agrees to provide the website address (as well as any password) to any Holder of Notes, prospective investor or securities analyst who requests it.

     The Trustee shall have no obligation to monitor the non-public website or any electronic mail distributed by the Company. The Trustee shall have no responsibility for the contents of the website or electronic mail or the obligation to advise the Holders of Notes of the contents of the website, or to forward to the Holders of Notes any documents or information contained on the website.

     The Company agrees to deliver the reports and Officers’ Certificate required by this Section 4.03(a) by electronic transmission directly to any Holder that requests such delivery.”

          2.3 Section 4.03(b) of the Indenture is hereby amended and restated to read in its entirety as follows (new language underlined):

          “(b)(i) For fiscal quarters ending on or after March 31, 2005, if requested by the Holders of at least a majority in principal amount of the Notes then outstanding, the Company shall host quarterly conference calls with Holders no later than 10 days after furnishing the quarterly information described in Section 4.03(a); and

          (ii) Beginning in 2005, the Company will host one yearly meeting with Holders at a site to be selected by the Company in New York, Chicago, Los Angeles or Miami.”

          2.4 Clause 1 of Section 4.09(b) of the Indenture is hereby amended and restated to read in its entirety as follows (new language underlined):

               “(1) the incurrence by the Company and the Guarantors of Indebtedness at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder) under the Senior Credit Facility in an aggregate amount not to exceed the greater of: (a) $205 million; or (b) the sum of (i) $125.0 million, plus (ii) 60% of inventory of the Company and its Restricted Subsidiaries, plus 85% of accounts receivable of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP as of the most recent balance sheet, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any of this Indebtedness pursuant to Section 4.10;”

     3. Miscellaneous.

          3.1 Terms to Remain in Effect. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Third Amendment, all references to the Indenture

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(whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Third Amendment.

     3.2 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD AMENDMENT, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     3.3 Execution in Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

     3.4 Trustee Entitled to Benefits. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

     3.5 Trustee. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Amendment.

     3.6 Effectiveness. This Third Amendment shall be effective as of the date set forth above, upon the execution hereof by each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed all as of the date first written above.

BROWN JORDAN INTERNATIONAL, INC.
By:	/s/ Vincent A. Tororici, Jr.,
Name:	Vincent A. Tortorici, Jr.,
Title:	Chief Accounting Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Trustee
By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

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